Exhibit 5.1

14 May 2021
Matter No.: 321657
+1 441 299 4915
david.stubbs@conyers.com
Bunge Limited
1391 Timberlake Manor Parkway
St. Louis, MO 63017
U.S.A.

Ladies and Gentlemen,

Re: Bunge Limited (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with an offering to be made pursuant to the Prospectus (defined below) included in a registration statement on Form S-3ASR (Registration No. 333-231083) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 26 April 2019 (the “Registration Statement”) relating to the registration under the U.S. Securities Act of 1933 as amended, of common shares and preference shares of the Company (“Equity Securities”), debt securities of each of Bunge Limited Finance Corp. (“BLFC”) and Bunge Finance Europe B.V. (“BFE”) and guarantees by the Company (each, a “Guarantee”) of debt securities of BLFC and BFE (“Debt Securities” and together with each Guarantee and the Equity Securities, “Securities”) and the offering by BLFC of US$ $1,000,000,000 aggregate principal amount of 2.750% senior notes due 2031 (the “Notes”). The Notes will be fully and unconditionally guaranteed by the Company on a senior unsecured basis pursuant to an indenture dated 14 May 2021 among BLFC, as issuer, the Company, as guarantor, and U.S. Bank National Association, as trustee (the “Indenture”).
For the purposes of giving this opinion, we have examined electronic copies of the following documents:
i.the Registration Statement;
ii.the final base prospectus forming part of the Registration Statement dated 26 April 2019 and filed with the Commission on 26 April 2019 (the “Base Prospectus”);
iii.a preliminary prospectus supplement forming part of the Registration Statement dated 7 May 2021 and filed with the Commission on 7 May 2021 (the “Preliminary Prospectus Supplement”);
iv.a final prospectus supplement forming part of the Registration Statement dated 7 May 2021 and filed with the Commission on 11 May 2021 (the “Final Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”);
v.an issuer free writing prospectus in the form of a final term sheet dated 7 May 2021 and filed with the Commission on 7 May 2021;

vi.an underwriting agreement dated 7 May 2021 among BLFC, the Company and Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC for themselves and as representatives for the underwriters listed therein (the “Underwriting Agreement”); and
vii.the Indenture.
We have also reviewed copies of the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”) each certified by the Secretary of the Company on 14 May 2021, extracts of resolutions adopted by the board of directors of the Company (the ”Board”) on 23-24 May 2016, 13 March 2019, 6 December 2019, 10 March 2020 and 11 September 2020 and extracts of minutes of meetings of the Audit Committee of the Board held on 5 January 2021 and 3 May 2021 (together, the "Resolutions") and a Power of Attorney dated 2 October 2020 (the “PoA”), each certified by the Secretary of the Company on 14 May 2021, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended, (e) that the Company will issue any Equity Securities and enter into any and all Guarantees in furtherance of its objects as set out in its memorandum of association, (f) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) that the Company will have sufficient authorised capital to effect the issue of any Equity Securities at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of or payment of bonus issues or dividends on, any Equity Securities, (i) that shares of the Company will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the "Companies Act"), and the consent to the issue and free transfer of shares of the Company up to its authorised capital from time to time given by the Bermuda Monetary Authority dated 10 July 2001 will not have been revoked or amended at the time of issuance of any Equity Securities, (j) that the form and terms of any and all Securities (including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of Preference Shares) or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto, the issuance and sale thereof by BLFC, BFE and/or the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture, guarantee or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in Bermuda, (k) that all necessary corporate action will be taken to authorise and approve any issuance of the Securities (including, without limitation, if Preference Shares are to be issued, all necessary corporate action to establish one
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or more series of Preference Shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and, if Debt Securities are to be guaranteed by the Company, the applicable indenture (including, without limitation, any indenture containing a Guarantee) and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto, (l) that the applicable purchase, underwriting or similar agreement, any Debt Securities and any indenture (including, without limitation, any indenture containing a Guarantee) and any supplement thereto and any other agreement or other document relating to any of the Securities will be valid and binding in accordance with its terms pursuant to its governing law; (m) that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the board of directors of the Company or a duly authorized committee thereof, the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto) and, if Debt Securities are to be issued, the applicable indenture (including, without limitation, any indenture containing a Guarantee) and any applicable supplements thereto, (n) that, upon the issue of any Equity Securities, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof or will capitalize an amount equal to the par value of any such Equity Securities from the Company’s share premium or other reserve accounts or funds otherwise available for distribution by applying such sum to pay up such Equity Securities upon issuance thereof in accordance with the Constitutional Documents, (o) that the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act entitled "Prospectuses and Public Offers", (p) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Securities, and the due execution and delivery thereof by each party thereto, (q) that none of the parties to such documents carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses, (r) that BLFC is and will be a “subsidiary” of the Company as such term is defined in the PoA, (s) that the PoA is in full force and effect and has not been, and will not be, revoked or amended, and (t) the maximum aggregate principal amount of obligations of BLFC guaranteed by the Company does not, and will not as a result of the Company guaranteeing any Notes, exceed US$9,000,000,000.
The obligations of the Company in connection with any of the Securities and any indenture or other agreement or document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
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We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Notes and entry into any Guarantees by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing we are of the opinion that:
1.The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).
2.Upon the guarantee by the Company of the Notes, such Guarantee will constitute valid and binding obligations of the Company in accordance with the terms thereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited
David Stubbs
Associate
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